EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Central Plains Bancshares, Inc. of our report dated June 21, 2024 relating to the consolidated financial statements of Central Plains Bancshares, Inc., appearing in the Annual Report on Form 10-K of Central Plains Bancshares, Inc. for the year ended March 31, 2024.

/s/ Plante & Moran, PLLC

Chicago, Illinois
November 27, 2024